Exhibit 99.3

Granite Ridge Resources, Inc.

137 Newbury Street, 7th Floor

Boston, MA 02116

Consent to Reference in Proxy Statement/Prospectus

Granite Ridge Resources, Inc. (the “Company”) is filing a Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the proxy statement/prospectus included in such Registration Statement, and any and all amendments thereto, as a nominee for the board of directors of the Company.

Date: May 16, 2022

By:	/s/ Thaddeus Darden
Thaddeus Darden